UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2005

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 2.02      RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, Barry L. Crow, Chief Operating Officer, and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the company’s Fourth Quarter Earnings Release Conference Call held at 3:00 P.M. Central Standard Time on January 20, 2005

        Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our fourth quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer and Barry Crow, our Chief Operating Officer.

        The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

        Our earnings release has been filed on Form 8-K and is also located at simmonsfirst.com in the Investor Relations earnings release section of our website.

        I would remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve certain known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from our current expectations, performance or achievements. Additional information concerning these factors can be found in the closing paragraphs of our press release and in our Form 10-K.

        With that said, I will turn the call over to Tommy May.

        Thank you Bob, and welcome everyone to our fourth quarter conference call. In our press release issued earlier today, Simmons First National Corporation reported fourth quarter 2004 earnings of $5.8 million or $0.39 diluted EPS, and twelve month earnings of $24.4 million, or $1.65 diluted EPS. Further, the release noted a $771,000 pre-tax nonrecurring item in Q4 04 for the early write off of deferred debt issuance cost associated with the prepayment of $17.3 million of trust preferred securities, which as you may recall, we announced in early November. The impact of this item to diluted EPS is $0.03. As such, considering the size of the nonrecurring item, for purposes of our discussion today, we will talk in terms of operating earnings.

        When normalized for the nonrecurring item, Q4 04 operating earnings are $6.3 million, or $0.42 diluted operating EPS. This represents a $992,000 or $0.05 increase in diluted operating EPS over the same period last year, which is an increase of approximately 13.5%.

        Operating earnings for the twelve months were approximately $24.9 million, or $1.68 diluted operating EPS, an increase of 3.7%. While this nonrecurring charge did adversely affect our earnings for the fourth quarter and year, going forward this prepayment will reduce interest expense by approximately $1.6 million per year. We project the savings will have a $0.05 positive impact to diluted EPS in 2005 as well as a positive impact going forward.

        When normalized for the nonrecurring items, we are pleased with the Company’s solid financial performance in the fourth quarter. On a quarter over quarter basis, the 13.5% increase in operating earnings is attributable to growth in the loan portfolio, increases in non-interest income and a lower provision for loan losses, which correlates to the continued improvement in asset quality.

        On a quarter over quarter basis, the Company’s net interest margin declined 8 basis points from 4.17% to 4.09%. This decrease in net interest margin can be primarily attributed to the interest expense on the $30 million of trust preferred securities, issued in late December 2003, associated with the Company’s most recent acquisitions. Going forward, we expect the prepayment of the $17.3 million of trust preferred on December 31, 2004 will have a positive impact on spread. At this time, if interest rates continue a gradual increase, we still believe our margin will be positively impacted; but if the rate of increase accelerates, then there can be compression in our margin.

        Non-interest income for the Q4, 2004 was $10.0 million compared to $9.0 million for the same period in 2003, or a 10.4% increase. This increase in non-interest income can be primarily attributed to the recently completed acquisitions, normal growth in our transaction accounts, and improvement in the fee structure and new product offerings associated with our deposit accounts.

        Now let me move to the expense category. Non-interest expense for Q4 04 was $21.6 million, an increase of $2.6 million, or 13.8%, from the same period in 2003. This increase is primarily the result of the nonrecurring write off of deferred debt issuance costs, operating expenses associated with the recently completed acquisitions plus the normal increased cost of doing business. Excluding the nonrecurring charge and acquisitions, the increase in non-interest expense was 2.7%.

        Concerning our loan portfolio, as of December 31, 2004, loans totaled $1.6 billion, an increase of $153 million, or 10.8%, from the same period a year ago. The increase included approximately $70 million in loans acquired as a part of the Q1 acquisition. Excluding this transaction, loans increased almost 6% on a quarter over quarter basis. We were pleased with the increased loan demand in our agricultural, construction and commercial real estate loan portfolios. However, as previously discussed, portions of the consumer market remain a challenge. We continue to experience relatively soft loan demand in our consumer products, which we primarily attribute to competitive pressures in credit card and indirect lending.

        Asset quality is strong as of December 31st, with the allowance for loan losses as a percent of total loans at 1.69%, and the allowance equaled 221% of non-performing loans. Non-performing loans to total loans is 0.76% and the non-performing asset ratio is 0.89%. The net charge-off ratio for the year was 52 basis points and, when adjusted for credit card net charge-offs, that ratio is 30 basis points. As a reminder, the credit card net charge-offs as a percent of the credit card portfolio was 2.5% for Q4, which is 290 basis points below the industry average of 5.4%.

        During second quarter, the Company announced the substantial completion of the existing stock repurchase program and the adoption by the Board of Directors of a new repurchase program. The new program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During 2004, the Company repurchased a total of approximately 73,000 shares of stock with a weighted average repurchase price of $24.28 per share. As you may know, we were precluded from being in the market during Q4 04 due to our pending announcement of prepaying the trust preferred. During 2005, I think it is reasonable to expect the Company will become more aggressive in the stock repurchase program.

        Let us take a minute to update you on our current branch expansion plans. We have previously announced two new financial center locations in Little Rock – one in the Heights and one in west Little Rock in the Rodney Parham area. We have also acquired land in Conway to expand our presence in that major growth area. We recently completed the purchase of land for two additional locations in Northwest Arkansas – one in Bentonville and one in Rogers. In addition, we will soon begin construction on a financial center in Van Buren, which is located in the Fort Smith MSA. We expect these facilities to open from third quarter 2005 through year-end.

        For your information we have just announced the pending closure of three small financial centers. The decisions to close these financial centers are a part of our on-going efforts to improve the efficiency of the Company.

        We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

        This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Melanie to come back on the line and, once again, explain how to queue in for questions.

        During the question and answer session, management made several comments in response to questions, some of which may not have been disclosed in previous filings. A brief synopsis of those questions and comments can be found below.

        The first question pertained to consumer lending and the competitive pressures the Company discussed, as well as the Company’s plans for the future for these products. Management responded; the Company had reduced its indirect lending portfolio by design, because of the risk reward of the business; although, pricing pressures from manufacturers had reduced the portfolio more than anticipated. Management believes there are processes and initiatives in place to maintain the portfolio at its current level and produce moderate growth.

         The credit card portfolio is challenged by the industry trend of a small number of large banks trying to aggressively grow their portfolios with teaser rates and zero interest pricing. The Company will not strive for aggressive growth in the credit card portfolio, but instead maintain the portfolio at a level where it remains a sizable contributor to the Company’s profitability. The Company will do this through a strategy of portfolio acquisitions and other new initiatives.

        The next question related to seasonality in the agricultural loan portfolio and net interest margin trends. The company responded; the decrease in loans to farmers is seasonal; as well as, the result of two good years for the agricultural customers. The net interest margin is on an upward trend and the Company expects to continue to see gradual margin improvement if the interest rate movements by the Federal Open Market Committee remain at a measured pace.

        The next question related to the previously mentioned financial center closures. Management responded; the closures were related to efficiencies, there will be relatively little customer inconvenience or displacement, and there is no change in branch network coverage.

        The next question related to the asset quality, provision for loan losses and allowance for loan losses targets of the Company. Management responded; Management noted an allowance for loan loss target of 1.5% of loans and 150% of non-performing assets. The company is currently above that target, but with uncertainty in the catfish industry and expected growth in the loan portfolio, management believes the allowance is at an adequate level.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 20, 2005	SIMMONS FIRST NATIONAL CORPORATION /s/ Robert A. Fehlman ———————————————————— Robert A. Fehlman, Senior Vice President and Chief Financial Officer